Exhibit 3.31

BYLAWS
OF
JOHNSON POLYMER, INC.
(a Wisconsin corporation)

ARTICLE I

OFFICES

1.01.  Principal and Business Offices.    The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

1.02.  Registered Office.    The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the corporation shall be identical to such registered office.

ARTICLE II

SHAREHOLDERS

2.01.  Annual Meeting.    The annual meeting of the shareholders shall be held at such date and time as shall be fixed by resolution of the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Wisconsin, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein, or fixed as herein provided, for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.

2.02.  Special Meetings.    Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Wisconsin Business Corporation Law, may be called by the Board of Directors or the Chairman. The Corporation shall call a special meeting of shareholders in the event that the holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation one or more written demands for the meeting describing one or more purposes for which it is to be held. The Corporation shall give notice of such a special meeting within thirty days after the date that the demand is delivered to the Corporation.

2.03.  Place of Meeting.    The Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any annual or special meeting of shareholders. If no designation is made, the place of meeting shall be the principal office of the Corporation. Any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat.

2.04.  Notice of Meeting.    Written notice stating the date, time, and place of any meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten days nor more than sixty days before the date of the meeting (unless a different time is provided by the Wisconsin Business Corporation Law or the Articles of Incorporation), either personally or by mail, by or at the direction of the Chairman or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as required by the Wisconsin Business Corporation Law. If mailed, such notice shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock record books of the Corporation, with postage thereon prepaid. If an annual or special meeting of shareholders is adjourned to a different date, time, or place, the Corporation shall not be required to give notice of the new date, time, or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new record date for an adjourned meeting is or must be fixed, the Corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new record date.

2.05.  Waiver of Notice.    A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation, or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated), and be delivered to the Corporation for inclusion in the corporate records. A shareholder’s attendance at a meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

2.06.  Fixing of Record Date.    The Board of Directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of and to vote at any meeting of shareholders, shareholders entitled to demand a special meeting as contemplated by Section 2.02 hereof, shareholders entitled to take any other action, or shareholders for any other purpose. Such record date shall not be more than seventy days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed by the Board of Directors or by the Wisconsin Business Corporation Law for the determination of shareholders entitled to notice of and to vote at a meeting of shareholders, the record date shall be the close of business on the day before the first notice is given to shareholders. If no record date is fixed by the Board of Directors or by the Wisconsin Business Corporation Law for the determination of shareholders entitled to demand a special meeting as contemplated in Section 2.02 hereof, the record date shall be the date that the first shareholder signs the demand. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of and to vote at a meeting of shareholders is effective for any adjournment of such meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation’s shares) or a share dividend is the date on which the Board of Directors authorized the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

2.07.  Shareholders’ List for Meetings.    After a record date for a special or annual meeting of shareholders has been fixed, the Corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his or her agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 2.07. The Corporation shall make the shareholders’ list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders’ list shall not affect the validity of any action taken at a meeting of shareholders.

2.08.  Quorum and Voting Requirements.    Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. If the Corporation has only one class of common stock outstanding, such class shall constitute a separate voting group for purposes of this Section 2.08. Except as otherwise provided in the Articles of Incorporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Though less than a quorum of the outstanding votes of a voting group are represented at a meeting, a majority of the votes so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

2.09.  Conduct of Meeting.    The Chairman, and in his or her absence, the President or a Vice President, and in their absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairman of the meeting, and the Secretary of the Corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

2.10.  Proxies.    At all meetings of shareholders, a shareholder may vote his or her shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his or her attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for eleven months from the date of its signing unless a different period is expressly provided in the appointment form.

2.11.  Voting of Shares.    Except as provided in the Articles of Incorporation or in the Wisconsin Business corporation Law, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a meeting of shareholders.

2.12.  Action Without Meeting.    Any action required or permitted by the Articles of Incorporation or these Bylaws or any provision of the Wisconsin Business Corporation Law to be taken at a meeting of the shareholders may be taken without a meeting and without action by the Board of Directors if a written consent or consents, describing the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof and delivered to the Corporation for inclusion in the corporate records.

2.13.  Acceptance of Instruments Showing Shareholder Action.    If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver, or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver, or proxy appointment does not correspond to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

(a)  The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

(b)  The name purports to be that of a personal representative, administrator, executor, guardian, or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver, or proxy appointment.

(c)  The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver, or proxy appointment.

(d)  The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the shareholder is presented with respect to the vote, consent, waiver, or proxy appointment.

(e)  Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.

ARTICLE III

BOARD OF DIRECTORS

3.01.  General Powers and Number.    All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, the Board of Directors. The number of directors of the Corporation shall initially be one (1) and thereafter such number as may be determined from time to time by the Board of Directors.

3.02.  Tenure and Qualifications.    Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and, if necessary, qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior death, resignation or removal. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. A director may be removed from office with or without cause if the votes cast to remove the director exceeds the number of votes cast not to remove such director. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Board of Directors, to the Chairman (in his or her capacity as chairperson of the Board of Directors) or to the Corporation. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

3.03.  Regular Meetings.    A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders which precedes it, or such other suitable place as may be announced at such meeting of shareholders. The Board of Directors shall provide, by resolution, the date, time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings of the Board of Directors without other notice than such resolution.

3.04.  Special Meetings.    Special meetings of the Board of Directors may be called by or at the request of the Chairman, Secretary or any two directors. The Chairman or Secretary may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors, and if no other place is fixed the place of the meeting shall be the principal business office of the Corporation in the State of Wisconsin.

3.05.  Notice; Waiver.    Notice of each special meeting of the Board of Directors shall be given by written notice delivered or communicated in person, by telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each director at his business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less than forty-eight hours prior to the meeting. The notice need not prescribe the purpose of the special meeting of the Board of Directors or the business to be transacted at such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the Corporation under the Articles of Incorporation or these Bylaws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice. The Corporation shall retain any such waiver as part of the permanent corporate records. A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

3.06.  Quorum.    Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or these Bylaws, a majority of the number of directors specified in Section 3.01 of these Bylaws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or by these Bylaws, a quorum of any committee of the Board of Directors created pursuant to Section 3.12 hereof shall consist of a majority of the number of directors appointed to serve on the committee. A majority of the directors present (though less than such quorum) may adjourn any meeting of the Board of Directors or any committee thereof, as the case may be, from time to time without further notice.

3.07.  Manner of Acting.    The affirmative vote of a majority of the directors present at a meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, as the case may be, unless the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws require the vote of a greater number of directors.

3.08.  Conduct of Meetings.    The Chairman, and in his or her absence, a Vice President in the order provided under Section 4.08, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the Corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

3.09.  Vacancies.    Except as provided below, any vacancy occurring in the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by any of the following: (a) the shareholders; (b) the Board of Directors; or (c) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by the shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

3.10.  Compensation.    The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the Corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the Corporation.

3.11.  Presumption of Assent.    A director who is present and is announced as present at a meeting of the Board of Directors or any committee thereof created in accordance with Section 3.12 hereof, when corporate action is taken, assents to the action taken unless any of the following occurs: (a) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice that complies with the Wisconsin Business Corporation Law of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. Such right of dissent or abstention shall not apply to a director who votes in favor of the action taken.

3.12.  Committees.    The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) authorize distributions; (b) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; (c) fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board committee; (d) amend the Corporation’s Articles of Incorporation; (e) adopt, amend or repeal Bylaws; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve re-acquisition of shares, except according to a formula or method prescribed by the Board of Directors; and (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

3.13.  Telephonic Meetings.    To the extent provided herein and notwithstanding any place set forth in the notice of the meeting or these Bylaws, members of the Board of Directors (and any committees thereof created pursuant to section 3.12 hereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting.

3.14.  Action Without Meeting.    Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a meeting of the Board of Directors or a committee thereof created pursuant to Section 3.12 hereof may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member and retained by the Corporation. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

ARTICLE IV

OFFICERS

4.01.  Number.    The principal officers of the Corporation shall be a Chairman, President, the number of Vice Presidents as authorized from time to time by the Board of Directors, a Secretary and a Treasurer. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. The Board of Directors may also authorize any duly authorized officer to appoint one or more officers or assistant officers. Any two or more offices may be held by the same person.

4.02.  Election and Term of Office.    The officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as is practicable. Each officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation or removal.

4.03.  Removal.    The Board of Directors may remove any officer and, unless restricted by the Board of Directors or these Bylaws, an officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the officer removed. The appointment of an officer does not of itself create contract rights.

4.04.  Resignation.    An officer may resign at any time by delivering notice to the Corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the Corporation accepts the later effective date.

4.05.  Vacancies.    A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term. If a resignation of an officer is effective at a later date as contemplated by Section 4.04 hereof, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor may not take office until the effective date.

4.06.  The Chairman of the Board and Chief Executive Officer.    The chairman of the board and chief executive officer shall be responsible for the continuing success of the Corporation; shall give overall direction and leadership to the business; and shall direct long-term planning to develop and implement broad corporate objectives. He shall also direct, administer and coordinate the business operations in accordance with the objectives, policies and plans approved by the board of directors. He may sign or authorize the signing of all legal documents and may otherwise bind the Corporation.

4.07.  The President and Chief Operating Officer.    The president and chief operating officer shall perform such duties and have such authority as are incident to his or her office or are from time to time may be delegated or assigned to him or her by the chief executive officer or by the board of directors.

4.08.  Vice-presidents.    Each vice-president shall perform such duties and have such authority as are incident to his or her office or are from time to time delegated or assigned to him or her by the chief executive officer or by the board of directors.

4.09.  The Secretary and Assistant Secretaries.    The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretaries shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer or secretary may, from time to time, prescribe.

4.10.  The Treasurer and Assistant Treasurer.    The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all moneys and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer or treasurer may, from time to time, prescribe.

4.11.  Other Officers, Assistant Officers and Agents.    Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

4.12.  Absence or Disability of Officers.    In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

CONTRACTS, LOANS, CHECKS AND DEPOSITS; SPECIAL CORPORATE ACTS

5.01.  Contracts.    The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the Corporation shall be executed in the name of the Corporation by the President or one of the Vice Presidents and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal, if any, thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

5.02.  Loans.    No indebtedness for borrowed money shall be contracted on behalf of the Corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

5.03.  Checks, Drafts, etc.    All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

5.04.  Deposits.    All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as may be selected by or under the authority of a resolution of the Board of Directors.

5.05.  Voting of Securities Owned by this Corporation.    Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this Corporation may be voted at any meeting of security holders of such other corporation by the President of this Corporation if he or she be present, or in his or her absence by any Vice President of this Corporation who may be present, and (b) whenever, in the judgment of the President, or in his or her absence, of any Vice President, it is desirable for this Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this Corporation, such proxy or consent shall be executed in the name of this Corporation by the President or one of the Vice Presidents of this Corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal, if any, or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this Corporation the same as such shares or other securities might be voted by this Corporation.

ARTICLE VI

CERTIFICATES FOR SHARES; TRANSFER OF SHARES

6.01.  Certificates for Shares.    Certificates representing shares of the Corporation shall be in such form, consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6.06.

6.02.  Facsimile Signatures.    The signature of the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the Corporation itself or an employee of the Corporation.

6.03.  Signature by Former Officers.    The validity of a share certificate is not affected if a person who signed the certificate (either manually or in facsimile) no longer holds office when the certificate is issued.

6.04.  Transfer of Shares.    Prior to due presentment of a certificate for shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the Corporation had no duty to inquire into adverse claims or has discharged any such duty. The Corporation may require reasonable assurance that such endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

6.05.  Restrictions on Transfer.    The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

6.06.  Lost, Destroyed or Stolen Certificates.    Where the owner claims that certificates for shares have been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, (b) files with the Corporation a sufficient indemnity bond if required by the Board of Directors or any principal officer, and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

6.07.  Consideration for Shares.    The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid and non-assessable. The Corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or otherwise for property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received or the promissory note is paid. If the services are not performed, the benefits or property are not received or the promissory note is not paid, the Corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

6.08.  Stock Regulations.    The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with law as it may deem expedient concerning the issue, transfer and registration of shares of the Corporation.

ARTICLE VII

FISCAL YEAR

7.01.  Fiscal Year.    The fiscal year of the Corporation shall commence on the Saturday following the Friday nearest the last day of June and shall end on the Friday nearest the last day of June in each year.

ARTICLE VIII

SPECIAL PROVISIONS

8.01.  Restrictions on Board Action.    Neither the Board of Directors of the Corporation, nor any committee of the Board of Directors, shall take any of the following actions without the approval of the entire Board of Directors of the sole Shareholder or its designee:

(a)  subject to subparagraph (e) below, acquire, purchase, sell, divest, lease, transfer, license or assign: (i) any asset or stock, whether tangible or intangible, to or from any third party (other than sales or purchase of inventory in the ordinary course of business or disposal of obsolete or replaced machinery and equipment) if the transaction has a value greater than $5 million (as defined in the Major Expenditure Authorization manual); or (ii) any new business, business entity, line of business or brand if the transaction has a value greater then $2 million (acquisitions or extensions in current lines of business shall be governed by subparagraph 1(a)(i) above), or, (iii) regardless of amount, if the transaction is in a foreign country requiring governmental approval in order to consummate the transaction;

(b)  subject to the limits set forth in subparagraphs 1(a)(i), 1(a)(ii) and 1(a)(iii) above, approve a merger, joint venture or other business combination of the Corporation or any of its subsidiaries with a third party;

(c)  authorize the Corporation to issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including capital stock to be acquired upon conversion, exchange, or exercise) any of its capital stock;

(d)  materially modify the scope of the business of the Corporation or enter into a business activity outside the scope of the currently existing business activities or geographic areas of the Corporation including, but not limited to, the elimination, establishment, purchase or sale of one or more product lines and/or businesses;

(e)  authorize the issuance of any note, bond or other debt security or incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation or grant or incur any lien, encumbrance, mortgage, pledge or other security interest;

(f)  approve and recommend the annual budget of the Corporation, specifically including aggregate capital expenditures, cash flow projections (including payment of dividends), profit/loss projections and borrowing limits, and/or any deviations in excess of ten percent (10%) with respect to borrowing limits but no deviations with respect to dividends;

(g)  adopt or modify any significant accounting or tax policies of the Corporation which would be inconsistent with shareholder approved guidelines;

(h)  establish and capitalize any subsidiary of the Corporation which is reasonably expected to require capital or other funding in excess of $5 million;

(i)  grant approval authority to the Chairman of the Corporation in excess of $5 million or to any other officer of the Corporation in excess of $3 million; and

(j)  take action to voluntarily liquidate, dissolve or wind up the affairs or the corporation or voluntarily file or join in a bankruptcy petition or similar event.

8.02.  Non-interference Policy.    Neither the Board of Directors of the Corporation, nor any committee thereof, shall have authority to approve, and the Corporation shall not enter into, any agreement or undertake any commitment or obligation which by its terms or in practice could reasonably be expected to (i) impose any obligation upon the sole Shareholder (including any affiliate of the sole Shareholder other than the Corporation and its Subsidiaries), or (ii) interfere with or adversely affect the conduct of business or the operations, assets or liabilities of the sole shareholder (including any affiliate of the Shareholder other than the Corporation and its subsidiaries), except in each case with the approval of the entire Board of Directors or the sole Shareholder, or such committee or officer of the sole Shareholder as is appointed for such purpose pursuant to resolution adopted by the entire Board of Directors of the sole shareholder, provided that such committee is comprised of a majority of directors who are not on the board of the corporation and that such officer is an officer of the sole shareholder and is not also an officer of the corporation. A good faith determination by the Board of Directors of the Corporation that any agreement, commitment or obligation of the Corporation is not subject to this Section 2 shall be binding and conclusive on any third party seeking to challenge the validity of such agreement, commitment or obligation.

8.03.  Amendments.    Sections 1, 2 and 3 of this Article VIII of these By-laws may be amended, altered or repealed only by the entire Board of Directors of the sole Shareholder (as defined below) and not by the Board of Directors of the Corporation. All other sections of the by-laws may be amended, altered or repealed by the Board of Directors of the Corporation without the approval of the entire Board of Directors of the sole Shareholder. In the event of any conflict with any other sections of the By-laws, Sections 1, 2 and 3 of this Article VIII shall control in all cases. As used in Sections 1, 2 and 3 of this Article VIII, approval of the “entire Board of Directors of the sole Shareholder” shall mean that approval was given at a duly called meeting of the Board of Directors of the sole Shareholder at which a quorum of Directors was present and a majority of Directors, who are not also Directors of the Corporation, voted approval.

ARTICLE IX

SEAL

9.01.  Corporate Seal.    The Board of Directors may provide a corporate seal in an appropriate form.

ARTICLE X

INDEMNIFICATION

10.01.  Provision of Indemnification.    The Corporation shall, to the fullest extent permitted or required by Sections 180.0850 to 180.0859, inclusive, of the Wisconsin Business Corporation Law, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director of Officer is a Party because he or she is or was a Director or Officer of the Corporation. The Corporation shall also indemnify an employee who is not a Director or Officer, to the extent that the employee has been successful on the merits or otherwise in defense of a Proceeding, for all Expenses incurred in the Proceeding if the employee was a Party because he or she is or was an employee of the Corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director, Officer or employee may be entitled under any written agreement, Board resolution, vote of shareholders, the Wisconsin Business Corporation Law or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses under this Section 9.01 by the purchase of insurance on behalf of any one or more of such Directors, Officers or employees, whether or not the Corporation would be obligated to indemnify or advance Expenses to such Director, Officer or employee under this Section 9.01. All capitalized terms used in this Article IX and not otherwise defined herein shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law.

ARTICLE XI

AMENDMENTS

11.01.  By Shareholders.    These Bylaws may be amended or repealed and new Bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders at which a quorum is in attendance.

11.02.  By Directors.    Except as otherwise provided by the Wisconsin Business Corporation Law or the Articles of Incorporation, these Bylaws may also be amended or repealed and new Bylaws may be adopted by the Board of Directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; provided, however, that the shareholders in adopting, amending or repealing a particular Bylaw may provide therein that the Board of Directors may not amend, repeal or readopt that Bylaw.

11.03.  Implied Amendments.    Any action taken or authorized by the shareholders or by the Board of Directors which would be inconsistent with the Bylaws then in effect but which is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the Bylaws so that the Bylaws would be consistent with such action shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.